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                 [GULF STATES STEEL LETTERHEAD APPEARS HERE]



                                 PRESS RELEASE
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Date:      April 16, 1999
Contact:   Robert Schaal, Gulf States Steel, Inc. (256/543-6105)

                Gulf States Steel Misses Bond Interest Payment

Robert Schaal, Chairman and CEO of Gulf States Steel, announced that the Company had not made its $12.8 million, semi-annual bond interest payment, which was due yesterday.

While monthly shipments are improving and backlogs are growing, allowing the Company to bring back some of the previously laid-off workers, sales prices continue to be depressed. "Keeping our mill operating to continue to serve our customers with superior quality and service is our first priority. We have been getting good support from our vendors and customers, but with these depressed prices, there is simply not enough cash generated from operations to make the interest payment and to meet our operating obligations, including purchasing raw materials and other necessities to support improving order rates," Mr. Schaal said. Although there is a 30-day period during which the Company can make the interest payment in order to avoid being in default, "I do not foresee a sufficient improvement in market conditions or our cash position to change the situation," Mr. Schaal said.

The Company is currently in confidential discussions with bondholder representatives covering the full range of financial restructuring alternatives, including restructuring of the bonds and obtaining consent for additional borrowings. The Company has employed BT Alex. Brown, investment bankers, to assist in that endeavor.